Exhibit 99.1

For Immediate Release	Contact: Bradford Nelson
President
Monday, June 11, 2018	Telephone: (303) 339-0500

Royal Hawaiian Orchards L.P. Announces Effective Date 1-for-2000 Reverse Unit Split and Going Private Transaction

HILO, HI, June 11, 2018 – Royal Hawaiian Orchards, L.P. (the “Partnership”) (OTCQX: NNUTU) today announced that the one for 2,000 reverse split of the Partnership’s depositary units representing Class A units of limited partnership interests (the “Units”), which was originally scheduled to be effective after the market closed on June 8, 2018, was delayed and will become effective on June 12, 2018 after the market closes. The Units will begin trading on a split adjusted basis on June 13, 2018, under the symbol NNUTU but under a new CUSIP. As a result of the reverse split, the Partnership is expected to have fewer than 300 holders of record of its Units, permitting the Partnership to terminate the registration of its Units with the U.S. Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. The Company intends to file a Form 15 deregistering the Units on or about June 14, 2018, after confirmation that there are fewer than 300 holders of record of its Units.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and other applicable securities laws. Forward-looking statements are all statements, other than statements of historical facts, included in this press release that address activities, events or developments that we expect or anticipate will or may occur in the future, such as statements regarding the reverse split, the number of record holders following the reverse split, and the going private transaction and the deregistration of our Units. Investors are cautioned that forward-looking statements are inherently uncertain and involve risks and uncertainties that could cause actual results to differ materially. Factors that could affect the reverse split and going private transaction include, without limitation: the actual number of record holders after the reverse split; the potential effect of shares currently held by nominees being transferred of record to the beneficial owners; a material change in our business or financial condition; litigation affecting our ability to proceed with the transactions; the risk factors discussed in Part I, Item 1A of our most recent Annual Report on Form 10-K; and those factors discussed from time to time in our press releases, public statements and documents filed or furnished with the U.S. Securities and Exchange Commission. Except as required by law, we disclaim any obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

The Partnership is one of the leading growers and processors of macadamia nuts in the world, processing and marketing macadamia nuts in-shell and bulk kernel form.